                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    DOMINION RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       PATRICIA A. WILKERSON
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
DOMINION RESOURCES, INC.

                                                                    [LOGO]
901 EAST BYRD STREET
RICHMOND, VIRGINIA 23219

March 11, 1998

DEAR SHAREHOLDER:

You are invited to attend our 1998 Annual Meeting of Shareholders. It will be held in the Charlottesville Performing Arts Center (at Charlottesville High School), 1400 Melbourne Road, Charlottesville, Virginia, on Friday, April 17, 1998, at 9:30 a.m., Eastern Daylight Time.

This year's meeting will be held in Charlottesville to allow our shareholders who live in the western part of Virginia to attend more easily. As in past years, this is also my opportunity to update you personally on our business activities, our operating results and our strategy. You will be able to ask me questions about our operations and plans.

I hope you will be able to attend the meeting. Even if you are not able to attend, please complete and sign your proxy card and mail it in the enclosed envelope promptly.

Sincerely,

         [SIGNATURE]

THOS. E. CAPPS
Chairman of the Board, President
and Chief Executive Officer

1998 PROXY STATEMENT

TABLE OF CONTENTS

ANNUAL MEETING NOTICE..............................................................          3
THE PROXY PROCESS..................................................................          4
    Record Date....................................................................          4
    Voting Procedures and Rights...................................................          4
    Solicitation and Tabulation....................................................          5
THE BOARD..........................................................................          6
    1998 Election of Directors (Item 1)............................................          6
    Incumbent Directors............................................................          7
    Meeting Attendance.............................................................          8
    Committees.....................................................................          9
    Compensation and Other Programs................................................         10
    Director Nominations...........................................................         11
SHARE OWNERSHIP TABLE..............................................................         12
ORGANIZATION AND COMPENSATION COMMITTEE REPORT.....................................         13
    Compensation Philosophy........................................................         13
    1997 Compensation..............................................................         13
    Deductibility of Compensation..................................................         17
    Compensation Committee Interlocks and Insider Participation....................         17
EXECUTIVE COMPENSATION.............................................................         18
    Summary Compensation Table.....................................................         18
    Long-Term Incentive Plans--Awards in Last Fiscal Year..........................         20
    Aggregated Options/SAR Exercises in Last Fiscal Year...........................         21
    Performance Graph..............................................................         22
    Retirement Plans...............................................................         22
    Other Executive Agreements and Arrangements....................................         24
DESIGNATION OF AUDITORS (ITEM 2)...................................................         26
OTHER INFORMATION..................................................................         27
    Matters Before the 1998 Annual Meeting.........................................         27
    Proposals for the 1999 Annual Meeting..........................................         27
    1997 Form 10-K.................................................................         27

DOMINION RESOURCES, INC.

                                                                    [LOGO]
901 EAST BYRD STREET
RICHMOND, VIRGINIA 23219

March 11, 1998

NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Dominion Resources, Inc. will be held in the Performing Arts Center (at Charlottesville High School), 1400 Melbourne Road, Charlottesville, Virginia on Friday, April 17, 1998, at 9:30 a.m., Eastern Daylight
Time, for the following purposes:

   1.  To elect four directors;

   2.  To ratify the designation by the Board of Directors of Deloitte & Touche
   LLP
      as your company's independent auditors for 1998;

and to act on such other matters that properly come before the meeting.

Only shareholders of record at the close of business on February 20, 1998 will be entitled to vote at the meeting, in person or by proxy.

By Order of the Board of Directors,

                 [SIGNATURE]

Patricia A. Wilkerson
CORPORATE SECRETARY

THE PROXY PROCESS

RECORD DATE

The Board of Directors is soliciting this proxy for the 1998 Annual Meeting of Shareholders. This proxy statement and enclosed proxy card were mailed on or about March 11, 1998, to all shareholders of record as of February 20, 1998. There were 194,804,512 shares of Dominion Resources, Inc. (Dominion Resources) common stock outstanding on February 20, 1998.

VOTING PROCEDURES AND RIGHTS

Each of your shares will be counted as one vote. If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. You can do this by delivering another proxy or a written notice of your revocation to our Corporate Secretary.

A majority of the shares outstanding on February 20, 1998 constitute a quorum for this meeting. Abstentions and shares held by a broker or nominee (Broker Shares) that are voted on any matter are included in determining a quorum.

The four nominees for director receiving the most votes will be elected.

REGISTERED SHAREHOLDERS AND DOMINION DIRECT INVESTMENT-REGISTERED TRADEMARK-PARTICIPANTS. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct Investment stock purchase plan, the number includes shares we hold in your Dominion Direct Investment account. All shares will be voted according to your instructions if you properly sign and return your proxy. If you do not make a selection, your proxy will be voted as recommended by the Board of Directors. IF YOU ARE A DOMINION DIRECT INVESTMENT PARTICIPANT AND DO NOT RETURN YOUR PROXY, WE WILL VOTE ALL SHARES HELD IN THAT ACCOUNT ACCORDING TO THE BOARD'S RECOMMENDATIONS.

EMPLOYEE SAVINGS PLAN PARTICIPANTS. You will receive a request for Voting Instructions from Mellon Bank, N.A., the Savings Plan trustee. The share amounts listed on that form include the full and fractional shares in your Savings Plan account. That form should be properly signed and returned in the enclosed envelope (NOT TO DOMINION RESOURCES). Mellon Bank will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings Plan shares, Mellon Bank generally will vote your shares according to the Board's recommendations.

SOLICITATION AND TABULATION

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting. We have also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses.

THE BOARD

ELECTION OF DIRECTORS (ITEM 1)

Four directors will be elected at the 1998 Annual Meeting, each for a three-year term ending in 2001. The nominees, who are incumbents, are: John B. Adams, Jr., Benjamin J. Lambert, III, Richard L. Leatherwood and Frank S. Royal. Eight other directors are serving terms that end in either 1999 or 2000.

Information about each nominee and the other directors is listed below. If the year listed for a director is earlier than 1983, when Dominion Resources became the parent corporation of Virginia Electric and Power Company (Virginia Power), that year represents the year first elected as a director of Virginia Power.

Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

NOMINEES FOR ELECTION (TERMS EXPIRING IN 2001)

                                                          YEAR FIRST ELECTED     YEAR FIRST ELECTED
                                                           A DIRECTOR TO AN         A DIRECTOR OF
NOMINEE DIRECTORS                                          AFFILIATE COMPANY     DOMINION RESOURCES
JOHN B. ADAMS, JR., 53, Chairman, President and Chief               1987                   1994
Executive Officer of Bowman Companies, a manufacturer
and bottler of alcohol beverages, Fredericksburg,
Virginia. He is a Director of Virginia Power.
BENJAMIN J. LAMBERT, III, 61, Optometrist, Richmond,                1992                   1994
Virginia. He is a Director of Consolidated Bank and
Trust Company, Virginia Power and Student Loan
Marketing Association (Sallie Mae).
RICHARD L. LEATHERWOOD, 58, Retired, Baltimore,                                            1994
Maryland. Former President and Chief Executive Officer,
CSX Equipment, an operating unit of CSX Transportation,
Inc. He is a Director of Virginia Power and CACI
International Inc.
FRANK S. ROYAL, 58, Physician, Richmond, Virginia.                                         1994
He is a Director of Columbia/HCA Healthcare
Corporation,
Crestar Financial Corporation, Chesapeake Corporation,
CSX Corporation and Virginia Power.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE NOMINEES.

INCUMBENT DIRECTORS

                                                          YEAR FIRST ELECTED     YEAR FIRST ELECTED
                                                           A DIRECTOR TO AN         A DIRECTOR OF
DIRECTORS WITH TERMS EXPIRING IN 2000                      AFFILIATE COMPANY     DOMINION RESOURCES
JOHN B. BERNHARDT, 68, Managing Director, Bernhardt/                                       1981*
Gibson Financial Opportunities, financial services,
Newport News, Virginia. He is a Director of Virginia
Power and Resource Bank.
THOS. E. CAPPS, 62, Chairman, President and Chief                                          1986
Executive Officer of Dominion Resources (from August
15, 1994 to September 1, 1995, Chairman and Chief
Executive Officer; prior to August 15, 1994, Chairman,
President and Chief Executive Officer). He is Chairman
and a Director of Virginia Power and a Director of
Bassett Furniture Industries, Inc. and NationsBank
Corporation.
S. DALLAS SIMMONS, 58, President of Virginia Union                                         1992
University, Richmond, Virginia. He is a Director of
Virginia Power.
ROBERT H. SPILMAN, 70, President, Spilman Properties,                                      1994
Bassett, Virginia and Chairman of the Board and a
Director of Jefferson-Pilot Corporation, Greensboro,
North Carolina. Retired Chairman and Chief Executive
Officer of Bassett Furniture Industries, Inc. He is a
Director of International Home Furnishing Center, The
Pittston Company and Virginia Power.

* From July 1986 through January 1987, Mr. Bernhardt served only as a director on an affiliate company Board.

                                                          YEAR FIRST ELECTED     YEAR FIRST ELECTED
                                                           A DIRECTOR TO AN         A DIRECTOR OF
DIRECTORS WITH TERMS EXPIRING IN 1999                      AFFILIATE COMPANY     DOMINION RESOURCES
HARVEY L. LINDSAY, JR., 68, Chairman and Chief                      1986                   1994
Executive Officer of Harvey Lindsay Commercial Real
Estate, a commercial real estate firm, Norfolk,
Virginia. He is a Director of Virginia Power.
KENNETH A. RANDALL, 70, Corporate director for various                                     1971
companies, Williamsburg, Virginia. He is a Director of
Virginia Power, Kemper Insurance Companies, Oppenheimer
Funds, Inc. and Prime Retail, Inc.
WILLIAM T. ROOS, 70, Retired as of December 31, 1993                                       1975*
(before that, President of Penn Luggage, Inc., retail
specialty stores) Hampton, Virginia. He is a Director
of Virginia Power.
JUDITH WARRICK SACK, 49, Senior Advisor, as of                      1989                   1994
September 1, 1995, Morgan Stanley & Co., Inc., an
investment banking firm, New York, New York (prior
to September 1, 1995, Advisor). She is a Director of
Virginia Power.

* From July 1986 through August 1994, Mr. Roos served only as a Director on the boards of affiliate companies.

MEETING ATTENDANCE

The Board met 10 times in 1997. Each Board member attended at least 83% of the total number of meetings of the Board and committees on which he or she served.

COMMITTEES

The following is a listing of memberships of Dominion Resources standing committees. Mr. Capps does not serve on any committees.

COMMITTEE MEMBERSHIPS

DIRECTOR                       AUDIT             O&C            FINANCE        NOMINATING
John B. Adams, Jr.                                X
John B. Bernhardt                                 X               X*
Benjamin J. Lambert, III         X
Richard L. Leatherwood           X                                 X
Harvey L. Lindsay, Jr.           X                                                  X
Kenneth A. Randall                               X*                X
William T. Roos                                                    X                X
Frank S. Royal                   X                X                                X*
Judith Warrick Sack              X                                 X
S. Dallas Simmons               X*
Robert H. Spilman                                 X                                 X

*  Indicates Chairman

AUDIT COMMITTEE. Six non-employee directors consult with the independent auditors regarding the examination of Dominion Resources' and its subsidiaries' (collectively, the Company) financial statements and the adequacy of internal controls. The Committee reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the next year. In 1997, the Audit Committee met twice.

ORGANIZATION AND COMPENSATION COMMITTEE (THE O&C COMMITTEE). Five non-employee directors work closely with independent consultants and management to review the Company's organizational and compensation structure and make recommendations on these matters to the Board of Directors. They also administer certain compensation plans. In 1997, the O&C Committee met seven times.

FINANCE COMMITTEE. Five non-employee directors review the Company's financing strategies and consider dividend policy. In 1997, the Finance Committee met twice.

NOMINATING COMMITTEE. Four non-employee directors review the qualifications of director candidates suggested by Board members, management, shareholders and others and recommend nominees for election as directors. In 1997, this Committee met once.

COMPENSATION AND OTHER PROGRAMS

FEES. During 1997, non-employee directors were paid an annual cash retainer of $19,000 and $900 per Board or committee meeting attended. Committee chairs also received $3,000 per year. Consistent with the Company's philosophy concerning equity-based compensation for officers, effective in 1998 non-employee directors will also receive an annual retainer in Dominion Resources common stock valued at $19,000.

DOMINION RESOURCES DEFERRED CASH COMPENSATION PLAN. Directors may elect to defer their cash fees under this plan until they reach retirement or a specified age. The deferred fees are credited to either an interest bearing account or a Dominion Resources common stock equivalent account. Interest or dividend equivalents accrue until distributions are made. A director will be paid according to the type of investment election made.

STOCK ACCUMULATION PLAN. Upon election to the Board, a non-employee director receives a one-time award under this plan. The award is in Stock Units, which are equivalent in value to Dominion Resources common stock. The award amount is determined by multiplying the director's annual cash retainer by 17, then dividing the result by the average price of Dominion Resources common stock on the last trading days of the three months before the director's election to the Board. The Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director's account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made where a director has at least 10 years of service.

CHARITABLE CONTRIBUTION PLAN. As part of its overall program of charitable giving, the Company offers the directors participation in a Directors' Charitable Contribution Program. The Program is funded by life insurance policies purchased by the Company on the directors. The directors derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to the Company. However, upon the death of a director, the Company will donate an aggregate of $50,000 per year for ten years to one or more qualifying charitable organizations recommended by that director.

MATCHING GIFTS PROGRAM. Directors may give up to $1,000 per year to 501(c)3 organizations of their choice and the Company will match their donations on a 1-to-1 basis. If they volunteer more than 50 hours of work to any organization during a year, the Company will match the donation on a 2-to-1 basis.

DIRECTOR NOMINATIONS

Under our Bylaws, if you wish to nominate a director at a shareholders' meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

   - your name and address;

   - each nominee's name and address;

   - a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominees;

   - a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

   - other information that would be included in a proxy statement soliciting proxies for the election of directors; and

   - the consent of the nominee to serve as a director.

SHARE OWNERSHIP TABLE

The table below shows the amount of Dominion Resources common stock beneficially owned as of February 20, 1998 by each director and executive officer named in the compensation table on page 18. Also included in this table is stock ownership for all directors and executive officers as a group.

                                                                STOCK               DIRECTOR
NAME                                                          OWNERSHIP         PLAN ACCOUNTS(1)
John B. Adams, Jr.                                                3,891                 9,091
John B. Bernhardt                                                 1,500                 9,091
Thos. E. Capps                                                   44,914(2)             --
Benjamin J. Lambert, III                                             90                10,212
Richard L. Leatherwood                                            1,000                17,616
Harvey L. Lindsay, Jr.                                              400                 9,091
Kenneth A. Randall                                                3,027                 9,091
William T. Roos                                                  14,603(3)              9,091
Frank S. Royal                                                   --                    10,430
Judith Warrick Sack                                               1,000                14,575
S. Dallas Simmons                                                   650                13,370
Robert H. Spilman                                                 1,187                 9,091
Norman B. M. Askew                                                1,290(2)             --
Thomas N. Chewning                                                6,368(2)             --
David L. Heavenridge                                              7,798(2)             --
Robert J. Davies                                                 --                    --
All directors and executive officers as a group
  (23 persons) (4)                                              108,306(2)(5)

(1) Amounts in this column represent share equivalents accumulated under directors' plans described on page 10. Balances of 9,091 shares are the amounts accumulated thus far under the Stock Accumulation plan. Because of the plan's vesting provisions, these amounts will not necessarily be distributed to a director. Any balance in excess of 9,091 is an amount of shares accumulated - at the director's election - under the Deferred Cash Compensation plan. That excess amount will be distributed in actual shares to the director.

(2) Amounts include restricted stock as follows: Mr. Capps--23,984 shares; Mr. Askew--1,290; Mr. Heavenridge--1,290 shares; Mr. Chewning--1,290 shares; and all directors and executive officers as a group 34,317.

(3) Mr. Roos disclaims beneficial ownership of 4,387 shares that are held in trusts for family members.

(4) All current directors and executive officers as a group own less than one percent of the number of shares outstanding as of February 20, 1998.

(5) Beneficial ownership is disclaimed for a total of 4,786 shares.

ORGANIZATION AND COMPENSATION

COMMITTEE REPORT

COMPENSATION PHILOSOPHY

We work with management and independent consultants to review regularly the Company's compensation philosophy. Our programs must remain competitive in our changing industry and support the Company's objectives. We also review the compensation and performance of the CEO, Mr. Capps, and other senior executive officers. Mr. Capps is not present when we discuss his performance and determine his compensation.

During 1997, our Committee thoroughly re-evaluated the Company's compensation programs. We recognize that attracting, retaining and motivating high caliber employees is critical to the success of the Company. Following several meetings with our independent consultant and management, we determined that the Company's compensation program should be:

   - competitive;

   - driven by financial performance; and

   - linked with your economic interests.

We believe that an effective pay program links executive compensation to Company performance. Each year a significant portion of our executives' pay is placed at risk based on total consolidated performance as well as individual business unit performance.

1997 COMPENSATION

Our executive compensation program consists of three basic components:

   - Base salary

   - Annual incentive

   - Long-term incentive

BASE SALARY

Our Committee targets the executive base salaries to be at or slightly below the median base salaries of similar positions at peer companies in the diversified utility industry and other business sectors in which the Company competes. We also consider individual performance and competitive pressures.

EXECUTIVE OFFICERS. Our independent compensation consultant analyzed our executives' salaries and compared them with the Company's competitive labor market. Our Committee also reviewed individual executive performance, and, as a result, we approved base salary increases effective January 1, 1997.

CHIEF EXECUTIVE OFFICER. Our independent compensation consultant also reviewed with us competitive compensation information for CEOs in a peer group of diversified electric utility companies. After thoroughly evaluating this material, considering our compensation philosophy, and recognizing Mr. Capps' increased challenges as a CEO in a rapidly changing industry, we approved a base salary of $715,000 for Mr. Capps, effective January 1, 1997.

ANNUAL INCENTIVE

Under the annual incentive program our Committee establishes "target awards" for each executive officer. These target awards are expressed as a percentage of the individual executive's base salary (for example, 30% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year.

We also establish a "threshold"--or minimum acceptable level of financial performance. If this threshold is not met, no employee receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award.

Consistent with our philosophy, if goals are fully met or exceeded, the executive's total cash compensation for the year may be more than the median total cash compensation for similar positions at companies in our competitive executive labor market.

EXECUTIVE OFFICERS. For executive officers, 1997 net income was used as the performance measure under the annual incentive plan. Each executive's goals were weighted heavily toward the net income contribution of the business unit for which he was responsible and also included a consolidated net income goal.

Our Committee established and approved the goals at the beginning of 1997. At year-end, we compared the actual financial performance to the consolidated and business unit net income goals. For 1997, these goals were surpassed, except at Virginia Power. Net income for the business units is reported in the Management Discussion and Analysis of Operations section of the 1997 Annual Report to Shareholders.

Because Mr. Askew was employed by three different business units during 1997, he received pro-rated awards under each unit's plan. His award under the Dominion Resources plan is described above. Under a separate Virginia Power plan, he received a pro-rated award based on 80% goal achievement. Mr. Askew's goals were weighted 50% on an Economic Value Added goal and 50% on performance drivers such as customer retention, innovation and technology improvements and affirmative action.

Mr. Askew also received an award under the East Midlands annual incentive plan as did Mr. Davies. This plan had an earnings per share goal, which was achieved.

Annual bonuses paid to the named executives are detailed in the Summary Compensation Table on page 18.

CHIEF EXECUTIVE OFFICER. At the beginning of 1997, we approved net income goals for Mr. Capps. Eighty percent was weighted to the net income contribution of the consolidated business units (excluding Virginia Power) and 20% to Virginia Power's net income. Because the consolidated business unit goals were surpassed, we approved an annual cash bonus of $491,015 for Mr. Capps. However, the Virginia Power net income goal was not met.

LONG-TERM INCENTIVE

Long-term incentive plan goals are established and approved by our Committee at the beginning of a performance cycle (typically three years). The actual performance of the business units is evaluated at the end of the performance cycle and compared with the previously approved goals.

During 1997, the Committee worked with our independent compensation consultant to improve the design of the Company's long-term incentive programs. To ensure that the executives' economic interests are united with our shareholders' and to provide the executives with an opportunity to earn shares of Dominion Resources common stock, we approved changes that will:

   - align the program with the Company's business strategy, both at the consolidated level and at the business unit level;

   - provide for balance, flexibility and simplicity;

   - align short and long-term incentive plan goals;

   - provide award opportunities consistent with competitive practices for general industry and businesses within the sectors in which the Company competes; and

   - bring all of Dominion Resources' businesses together under one incentive framework.

EXECUTIVE OFFICERS. Goals were established in 1995 for the 1995-1997 performance cycle. The performance measure used for certain executive officers was growth in the combined net worth of Dominion Capital and Dominion Energy. Based on 1997 year-end net worth, which exceeded the performance cycle goal, we awarded the executives shares of restricted stock and cash (see the Summary Compensation Table on page 18). The shares awarded cannot be sold for one year and will be forfeited if the executive terminates employment during the year.

For a portion of 1997, Mr. Askew also participated in Virginia Power's long-term program for the 1995-1997 performance cycle. The goals were:

VIRGINIA POWER'S GOALS                                                                 WEIGHT
Total return to shareholders versus a peer group                                             50%
Virginia Power expense per kilowatt-hour versus the CPI                                      25%
Virginia Power return on equity versus peer group                                            25%

Virginia Power did not achieve the first goal, surpassed the second goal and partially achieved the third goal. As a result, Mr. Askew received a cash award of $11,241.

CHIEF EXECUTIVE OFFICER. Goals for Mr. Capps were established in 1995 for the 1995-1997 performance cycle. We determined that his entire award, if any, should be in Dominion Resources common stock. The goals were:

MR. CAPPS' GOALS                                                                       WEIGHT
Total return to shareholders superior to the S&P Utility Index                               50%
Specified annual growth in earnings per share                                                25%
Cost control of utility operating costs                                                      25%

Subject to achievement of these goals, we granted Mr. Capps 10,200 shares of restricted stock at the beginning of the performance cycle. During the performance cycle, Mr. Capps' dividends were reinvested to purchase additional shares of stock. Because the first two goals were not met, Mr. Capps forfeited all but 2,550 of the 10,200 originally granted and retained only 25% of the shares purchased through dividend reinvestment during the performance cycle.

DEDUCTIBILITY OF COMPENSATION

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1 million paid to our Chief Executive Officer or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing the Company's tax deduction. However, we may approve non-deductible compensation if we believe it is in the Company's best interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Spilman, a member of the O&C Committee, was Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. for a portion of 1997. Mr. Capps is also a Director of Bassett Furniture Industries, Inc.

Kenneth A. Randall, Chairman
John B. Adams, Jr.
John B. Bernhardt
Frank S. Royal
Robert H. Spilman

EXECUTIVE COMPENSATION

The table below shows the total salary and bonus payments awarded to or earned by the CEO and the four other most highly compensated executive officers (as of December 31, 1997).

SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                   AWARDS       PAYOUTS
                                             ANNUAL COMPENSATION                 RESTRICTED
                                                                 OTHER ANNUAL       STOCK        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY(1)  BONUS(1)   COMPENSATION(2)   AWARDS(3)   PAYOUTS(4)   COMPENSATION(5)
                                             ($)        ($)           ($)            ($)          ($)            ($)
THOS. E. CAPPS                      1997    775,172    491,015         7,708              0      129,675          4,800
  Chairman, President & CEO         1996    668,075    345,538             0        286,875      122,348          4,500
                                    1995    628,408    313,803             0              0      132,315          4,500
NORMAN B. M. ASKEW                  1997    393,006    279,174        17,782              0      124,730        206,482
  Executive Vice President
    (President & CEO--
    Virginia Power)
ROBERT J. DAVIES                    1997    334,340    195,494            --              0       83,271          2,002
  Chief Executive--
    East Midlands
DAVID L. HEAVENRIDGE                1997    322,199    167,456           571              0      105,939        243,770
  Executive Vice President          1996    250,338    118,762             0              0       61,237          4,500
  (President--Dominion              1995    199,226     98,820             0              0       92,713          4,500
  Capital)
THOMAS N. CHEWNING                  1997    303,730    167,706           418              0      105,939        247,112
  Executive Vice President          1996    232,838    118,762             0              0       61,237          4,925
  (President--Dominion              1995    197,983     98,820             0              0       92,713          4,500
  Energy

NOTE: DOMINION RESOURCES HAS NOT ISSUED OPTIONS FOR THE PAST THREE YEARS.

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) SALARY AND BONUS. The dollar amounts for Mr. Askew and Mr. Davies include amounts paid to them in British pounds sterling, based on an exchange rate of $1.60 per British pound.

(2) OTHER ANNUAL COMPENSATION. None of the named executives received perquisites or other personal benefits in excess of $50,000 or 10% of their total cash compensation.

(3) RESTRICTED STOCK. Dividends are paid on restricted stock. The number and value of each executive's restricted stock holdings at year end, based on a December 31, 1997 closing price of $42.5625, were as follows:

 OFFICER                                        NUMBER OF RESTRICTED SHARES        VALUE
 Thos. E. Capps                                             32,302               $1,374,854
 Norman B. M. Askew                                              0                        0
 Robert J. Davies                                                0                        0
 David L. Heavenridge                                          798               $   33,965
 Thomas N. Chewning                                            798               $   33,965

(4) LTIP PAYOUTS. Amounts in this column represent payouts under three long-term plans (Dominion Resources, Virginia Power and East Midlands) for performance cycles that ended in 1997, as described on pages 15 and 16. The chart below details these amounts for each executive.

                                                NUMBER OF RESTRICTED SHARES
 OFFICER                                                  AWARDED               CASH AWARDED
 Thos. E. Capps                                              3,120                        0
 Norman B. M. Askew                                          1,290               $   73,694
 Robert J. Davies                                            1,014(*)            $   43,155
 David L. Heavenridge                                        1,290               $   54,903
 Thomas N. Chewning                                          1,290               $   54,903

    (*) Mr. Davies has an agreement with the Company to receive these shares
       (plus reinvested dividends) at the end of the one year restricted period.

(5) ALL OTHER COMPENSATION. During 1997, the following payments were made to the named executives: (a) Dominion Resources matching contribution on Employee Savings Plan contributions (Mr. Capps, $4,800; Mr. Heavenridge, $4,750; and Mr. Chewning, $4,800); (b) $2,002 paid to Mr. Askew and Mr. Davies related to the cancellation of East Midlands Sharesave employee plan as a result of the acquisition of East Midlands by Dominion Resources; (c) a special dividend paid by East Midlands to Mr. Askew ($84,480); (d) payments made to Mr. Heavenridge ($239,020) and Mr. Chewning ($242,312) at the end of a three-year employment agreement with Dominion Resources and (e) a one-time payment to Mr. Askew ($120,000) related to his international transfer from the United Kingdom to the United States.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                   PERFORMANCE
                                                    OR OTHER      ESTIMATED FUTURE
                                       NUMBER OF     PERIOD           PAYOUTS
                                        SHARES,       UNTIL       UNDER NON-STOCK
                                         UNITS     MATURATION    PRICE-BASED PLANS
                                       OR OTHER        OR       THRESHOLD   TARGET
OFFICER                               RIGHTS (#)     PAYOUT     ($ OR #)   ($ OR #)
Thos. E. Capps                         $ 514,800     3 years    $ 257,400  $ 514,800
Norman B. M. Askew                     $ 275,000     3 years    $ 137,500  $ 275,000
Robert J. Davies                       $ 204,000     3 years    $ 102,000  $ 204,000
David L. Heavenridge                   $ 173,250     3 years    $  86,625  $ 173,250
Thomas N. Chewning                     $ 173,250     3 years    $  86,625  $ 173,250

The above table reflects the target awards that will be made to these executives for the 1997-1999 performance cycle of the long-term incentive program if specified goals are achieved. The established goals for our executives (except for Mr. Askew) are cumulative net income over the three-year performance period. These goals are weighted as follows:

                                                        DOMINION        DOMINION       DOMINION       DOMINION      VIRGINIA
OFFICER                              CONSOLIDATED       COMPANIES        CAPITAL        ENERGY          UK(*)         POWER
Thos. E. Capps                                50%              50%
Norman B. M. Askew                            50%                                                                          50%
Robert J. Davies                              50%                                                            50%
David L. Heavenridge                          50%                              50%
Thomas N. Chewning                            50%                                             50%

(*) The actual goal is based on Dominion UK Holding, Inc., our United Kingdom holding company. East Midlands is the principal subsidiary of Dominion UK.

NOTE: Mr. Askew's Virginia Power goals are weighted 25% Virginia Power operating profit and 25% Virginia Power net cash flow.

At the end of the 1997-1999 performance cycle, actual performance will be measured against these pre-established goals. At 100% goal achievement, the target award will be paid one-half in cash and one-half in shares of restricted stock. The stock will be restricted for two years. During this time the shares cannot be sold and subject to the provision of the executive's employment agreement will be forfeited by the executive if he terminates employment.

No awards will be paid if the threshold level of performance, which was established at the beginning of the performance cycle, is not reached. Above the threshold level, performance will be measured and awards will be paid based on the percent of goal achievement and may exceed 100% (for example: 75% goal achievement, 100% goal achievement, 110% goal achievement).

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR

Dominion Resources has not granted options for several years (see Summary Compensation Table on page 18). Prior to the acquisition of East Midlands by the Company, East Midlands granted options to their executives (Mr. Askew and Mr. Davies) and these options were exercised as reported below.

                                                                  SHARES ACQUIRED     VALUE
OFFICER                                                           ON EXERCISE(#)   REALIZED($)
Thos. E. Capps                                                               0     $         0
Norman B. M. Askew                                                      44,000(1)  $124,822(2)
Robert J. Davies                                                             0(3)  $369,827(3)
David L. Heavenridge                                                         0     $         0
Thomas N. Chewning                                                           0     $         0

(1) Represents East Midlands shares.

(2) Represents the spread received upon the exercise of East Midlands options and the value of 31,372 shares of UK National Grid shares that were awarded upon exercise of these options.
    (All amounts are based on an exchange rate of $1.60 per British pound.)

(3) 66,650 East Midlands phantom options purchased by Dominion Resources when it acquired East Midlands.

PERFORMANCE GRAPH

The table below shows the five year cumulative total return comparison between Dominion Resources, the S&P 500 Index and the S&P Utility Index.

     EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 TOTAL RETURN TO SHAREHOLDERS

                                      Dominion Resources     S&P 500     S&P Util Index
      1992                                       $100.00     $100.00            $100.00
      1993                                       $121.44     $110.08            $114.44
      1994                                       $102.84     $111.53            $105.35
      1995                                       $126.11     $153.45            $149.63
      1996                                       $125.86     $188.68            $154.30
      1997                                       $149.01     $251.63            $192.34

RETIREMENT PLANS

The table below shows the estimated annual straight life benefit that the Company would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan.

                  ESTIMATED ANNUAL BENEFITS PAYABLE UPON
                               RETIREMENT--
                        CREDITED YEARS OF SERVICE
FINAL AVERAGE
   EARNINGS        15         20         25         30
  $  185,000    $  51,501  $  68,668  $  85,835  $ 103,003
     200,000       56,068     74,758     93,448    112,138
     225,000       63,681     84,908    106,135    127,363
     250,000       71,294     95,058    118,823    142,588
     300,000       86,519    115,358    144,198    173,038
     350,000      101,744    135,658    169,573    203,488
     400,000      116,969    155,958    194,948    233,938
     450,000      132,194    176,258    220,323    264,388
     500,000      147,419    196,558    245,698    294,838
     550,000      162,644    216,858    271,073    325,288
     600,000      177,869    237,158    296,448    355,738
     650,000      193,094    257,458    321,823    386,188
     750,000      223,544    298,058    372,573    447,088

DOMINION RESOURCES RETIREMENT PLAN. Benefits under the Retirement Plan are based on:

   - average base salary over a five year period when base pay is highest;

   - years of credited service;

   - age at retirement; and

   - the offset of Social Security benefits.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. For the executives named in the Summary Compensation Table on page 18, credited years of service at age 60 would be 30 years. Mr. Davies does not participate in this plan. Other retirement agreements and arrangements for the named executives are described below.

DOMINION RESOURCES BENEFIT RESTORATION PLAN. The Retirement Plan pays a benefit calculated on base pay alone. It does not include incentive pay which is a significant portion of our executives' total compensation. As a result, in 1997 the O&C Committee approved a market-based adjustment to executive base salaries of 10% for use in calculating the retirement benefit under the Benefit Restoration Plan.
The difference between the benefit calculated on the market-based salary and the benefit paid by the Retirement Plan is provided to the executive by the Benefit Restoration Plan.

Also, the Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in Retirement Plan benefits will be compensated for under the Benefit Restoration Plan. Mr. Davies does not participate in this plan.

EAST MIDLANDS PENSION PLAN. Benefits under this retirement plan are based on:

   - highest annual salary in final five years of service; and

   - years of pensionable service.

Because Mr. Askew no longer participates in this plan his fixed annual benefit at age 60 is $11,010 adjusted annually for inflation. Currently, Mr. Davies estimated annual benefit at age 60 will be $32,912.

EAST MIDLANDS RETIREMENT BENEFIT RESTORATION PLAN. The UK Inland Revenue also imposes limits on Pension Plan benefits. Under this benefit plan (known in the UK as an Unfunded Unapproved Retirement Benefit Scheme), any Pension Plan benefits reduced due to these limitations will be reimbursed by this plan. Mr. Askew's annual benefit at age 60 is expected to be $59,475. Mr. Askew's payments under the Dominion Resources Retirement Plan will be reduced by the amount he receives from this benefit plan and the East Midlands Pension Plan. At age 60, Mr. Davies' annual benefit will be 50% of his final pensionable salary.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN. The Supplemental Plan provides an annual retirement benefit equal to 25% of a participant's final cash compensation (base salary plus annual bonus). To retire with full benefits under the Supplemental Plan, an executive must be 55 years old and have been employed for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically over 10 years. Based on 1997 cash compensation, the estimated annual benefit under this plan for the executives named in the Summary Compensation Table on page 18 are: Mr. Capps:
$286,125; Mr. Askew $167,406; Mr. Heavenridge: $90,625 and Mr. Chewning:
$90,625. Mr. Davies does not participate in this plan.

OTHER EXECUTIVE AGREEMENTS AND ARRANGEMENTS

Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. To secure the continued services and focus of our key management executives, the Company has entered into employment agreements with them, including those named in the Summary Compensation Table on page 18.

EMPLOYMENT AGREEMENT--CHIEF EXECUTIVE OFFICER. The Board of Directors determined in June 1997 that it was in the Company's best interest to secure Mr. Capps' employment as CEO and President of Dominion Resources until December 31, 2002. As a result, Mr. Capps entered into an agreement providing for his employment as CEO and President until 2002. During his employment, the agreement provides for the following: (1) an annual base salary of at least $715,000, (2) incentive compensation based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by the Company for its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Plan benefit payable for life, (3) become fully vested in his outstanding restricted stock and (4) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the calendar year 2002. During the term of the agreement, the Company may terminate Mr. Capps for cause only. Mr. Capps also receives age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

EMPLOYMENT AGREEMENTS--OTHER EXECUTIVES. Mr. Heavenridge and Mr. Chewning have employment agreements for a three-year period ending September 12, 2000. Mr. Askew has an employment agreement that terminates on November 1, 2002. During employment, each of these executives will continue to receive a salary at least equal to his salary on the date of the agreement and will be eligible for bonuses and all employee benefits provided by the Company for its senior management. If Dominion Resources terminates the executive's employment without cause or reduces or does not pay the executive's salary, incentives and other benefits during the contract period or demotes the executive to a position that is not a senior management position, the executive will (subject to notice and remedy provisions): (1) receive a lump sum payment equal to the present value of salary and, Mr. Heavenridge and Mr. Chewning, bonus for the balance of the contract period, (2) vest in his outstanding restricted stock and (3) receive age and service credit and continued benefit plan coverage through the end of the contract period. The agreements also provide benefits in the event of death or disability. In the case of a change in control (*), the executive will not receive pay under this agreement as a result of his termination of employment for any reason if he receives payment under his Employment Continuity Agreement (described below). Mr. Askew's agreement also provides that he will not compete with the Company in the UK for a one year period beginning with the date of termination of employment.

Mr. Davies has an agreement with East Midlands that provides continued employment unless terminated by East Midlands with no less than two years' notice or terminated by Mr. Davies with no less than one year's notice. During the term of the agreement, Mr. Davies receives a (1) base salary at least equal to his annual base salary on the date of the agreement; (2) eligibility for performance-related bonuses each year; and (3) participation in East Midlands pension plan and other benefits typically provided to an executive at his level. East Midlands can terminate Mr. Davies' employment for any reason without two years' notice, by paying him an amount equal to his base salary for the two year period. If East Midlands terminates Mr. Davies' agreement in breech of contract (without cause), he will be paid an amount equal to 1.5 times his base salary. Mr. Davies' agreement also provides that he will not compete with East Midlands for a one year period beginning with the date of termination of employment. Under this agreement, Mr. Davies will retire at age 60.

---------------------

(*)   A change in control shall be deemed to have occured if (i) any person or group becomes a beneficial owner of 20%
     or more of the combined voting power of Dominion Resources voting stock or
     (ii) as a direct or indirect result of or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Resources Board before any such transactions cease to represent a majority of Dominion Resources' or its successor's Board within two years after the last of such transactions.

SPECIAL ARRANGEMENTS. Dominion Resources has entered into employment continuity agreements with executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control. Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by the Company.

The agreements provide for the continuation of salary and benefits for a maximum period of three years after either (1) a change in control, (2) termination without cause following a change in control or (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Payment of this benefit will be made in either a lump sum or installments over three years. In addition, the agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

EXECUTIVE DEFERRED COMPENSATION PLAN. Under this plan, executives may defer any portion of their base salary, annual incentive cash award and/or long-term incentive cash award. Deferrals are credited at the executive's discretion, for bookkeeping purposes, with earnings and losses as if they were invested in any of several mutual fund options or Dominion Resources common stock. Distributions are made at the direction of the executive. Mr. Davies does not participate in this plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers report their common stock transactions with the SEC. One of our directors, Benjamin J. Lambert, III, did not report a 1997 common stock purchase in a timely manner. The report has now been filed with the SEC. DESIGNATION OF AUDITORS (ITEM 2)

The Board of Directors has designated Deloitte & Touche LLP, independent certified public accountants, as auditors of the 1998 consolidated financial statements of Dominion Resources. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU RATIFY THE DESIGNATION OF DELOITTE & TOUCHE LLP.

OTHER INFORMATION

MATTERS BEFORE THE 1998 ANNUAL MEETING

The management and directors are not aware of any matters which may come before the Annual Meeting other than the matters stated in the Notice of the Annual Meeting.

PROPOSALS FOR THE 1999 ANNUAL MEETING

Under our Bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the 1999 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 18, 1999. Regarding each matter, the notice must contain:

   - a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

   - the name and address of record of the shareholder proposing such business;

   - the class and number of shares of stock that are beneficially owned by the shareholder; and

   - any material interest of the shareholder in such business.

For a shareholder proposal to be considered for possible inclusion in the 1999 Proxy Statement, it must be received by the Corporate Secretary of Dominion Resources no later than November 11, 1998. Dominion Resources plans to hold its 1999 Annual Meeting on April 16, 1999.

1997 FORM 10-K

YOU MAY REQUEST, WITHOUT CHARGE, A COPY OF DOMINION RESOURCES' ANNUAL REPORT FILED ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION FOR 1997, EXCLUDING EXHIBITS, BY: (1) WRITING TO THE CORPORATE SECRETARY, DOMINION RESOURCES, INC., P. O. BOX 26532, RICHMOND, VIRGINIA 23261; (2) E-MAIL US AT DOMINION_RESOURCES@DOMRES.COM; OR (3) CALL US AT 804-775-5700.

                                                                    [LOGO]













                                           1998 Proxy Statement

Dominion Resources PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a Vote "FOR" items 1 and 2.

Please Mark Your Choice Like  /X/
  This in Blue or Black Ink.

------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS

   / / FOR the following nominees:     JOHN B. ADAMS, JR  BENJAMIN J.
                                        LAMBERT, III
                                       RICHARD L. LEATHERWOOD,  FRANK S.
                                        ROYAL

  / /  WITHHOLD AUTHORITY              to vote for all nominees listed above.
                                       To withhold authority to vote for any
                                       individual nominee, write that
                                       nominee's name in the space provided
                                       below.

  ____________________________________________________________________________


2. PROPOSAL TO RATIFY THE DESIGNATION OF AUDITORS

  / /  FOR

  / /  AGAINST

  / /  ABSTAIN


--------------------------------------------------------------------------------

   The undersigned appoints THOS. E. CAPPS, KENNETH A. RANDALL and PATRICIA A. WILKERSON, or any one of them, with power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 17, 1998, and at any and all adjournments thereof.

   Date                                                                 , 1998
        ---------------------------------------------------------------

   Signature
             ------------------------------------------------------------------


   Signature
             ------------------------------------------------------------------
   If Held Jointly

   (Please mark, date, sign and mail in the enclosed envelope)

Dominion Resources

                           Dominion Resources, Inc.
                   P.O. Box 26532, Richmond, Virginia 23261
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting.

    This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Items 1 and 2.

    Plese sign exactly as your name appears on the reverse side of this proxy. When shares are held by joint tenants, both shareholders should sign. When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                     (Please date and sign on other side)